Exhibit 10.56

FIRST AMENDMENT TO THE

HUNTSMAN CORPORATION STOCK INCENTIVE PLAN

(AS AMENDED AND RESTATED)

THIS FIRST AMENDMENT (the “First Amendment”) to the Huntsman Corporation Stock Incentive Plan, as amended from time to time (the “Plan”), is made by Huntsman Corporation (the “Company”) and is effective as of December 17, 2012 (the “Amendment Effective Date”).

W I T N E S S E T H:

WHEREAS, the Company previously established the Plan, under which the Company is authorized to grant incentive awards to certain employees, non-employee directors and other service providers of the Company and its subsidiaries;

WHEREAS, Section 7(i) of the Plan provides that the [compensation committee] of the Company’s board of directors (the “Committee”) may amend the Plan under certain circumstances; and

WHEREAS, the Committee has determined that it is desirable to amend the Plan in the manner contemplated hereby.

NOW, THEREFORE, the Plan shall be amended as of the Amendment Effective Date as set forth below:

1.             Section 6(c)(ii) of the Plan is hereby deleted and replaced in its entirety with the following:

(ii)           Payment of Performance Awards.  Performance Awards are earned as of the date the Committee determines the applicable performance objectives have been satisfied.  Performance Awards may be paid (in cash and/or in Shares, in the sole discretion of the Committee) in a lump sum or in installments promptly as of or following the date the Committee determines the applicable performance objectives have been satisfied, in accordance with procedures established by the Committee with respect to such Award.

2.             Except as provided above, the Plan shall continue to read in its current state.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the Company has caused the execution of this First Amendment by its duly authorized officer, effective as of the Amendment Effective Date.

HUNTSMAN CORPORATION

By:	/s/ Wade Rogers
Wade Rogers, SVP Global Human Resources